EXH. 99.4


AEGIS ASSESSMENTS, INC. COMPLETES DEVELOPMENT OF THE SAFETYNET MCP

Monday, September 15, 2003

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Sept. 15, 2003--Aegis Assessments, Inc. (OTCBB: AGSI) announced today that it has completed its pre-production model of the Aegis SafetyNet(TM) Mobile Command Post (MCP), a mobile wireless broadband communication system for emergency response. After two years of development and testing, which included evaluation and input from major law enforcement agencies and the Special Operations Research Support Element (SORSE) of the United States Army Special Operations Command (USSOCOM), the SafetyNet(TM) MCP is now ready for production.

The SafetyNet(TM) MCP provides real-time streaming video, audio, secure messaging, and NBC (Nuclear, Biological and Chemical) detection data from an emergency site. "Our patent-pending system uses the latest proven `Wi-Fi' technology," said Aegis CTO Richard Grosser, a nationally recognized expert in wireless communications and security. The all-digital system, which is compact, ruggedized, self-configuring and expandable, also contains a radio bridge which interconnects radios instantly and bridges the radios beyond their normal capabilities. Mr. Grosser stated, "Our proprietary on-board security and encryption system addresses all the problems associated with standard wireless network security."

The development of interoperable emergency communications systems for police, fire fighters, emergency medical technicians, and other "first responders" has been identified as a critical need by federal and state governments. "As part of our strategy for high growth, we are aggressively marketing the SafetyNet(TM) MCP to federal, state, and local government entities, as well as pursuing the numerous commercial security applications for our technologies," the Company's CEO, Eric Johnson, said.

The Company has submitted a proposal to the Department of Homeland Security
(DHS) to install the Aegis SafetyNet(TM) system with approximately 100 public safety agencies in California. The proposal provides for a two-phase, $53 million pilot program to field MCPs with various public safety agencies throughout California. The company has received strong political support for this initiative, and federal funding levels for first responders continue to increase.

In addition to a pending proposal with the DHS, a military version of the SafetyNet(TM) MCP has been nominated for the Fiscal Year (FY) 04 Special Operations Special Technology (SOST) program, in which two MCPs will be purchased, evaluated and field tested for possible force-wide deployment. The Company has also applied for science and technology grants under programs sponsored by the National Institute of Justice (NIJ) and the Small Business Innovation Research (SBIR) program. The NIJ program funds projects that involve applied research, development, analysis, and evaluation of technologies with the intent to achieve commercial application of those technologies while benefiting criminal justice and public safety agencies. The SBIR program, funded at approximately $834 million in FY 2003, funds development of innovative technologies by small companies.
On June 29, 2003, the Council on Foreign Relations (CFR), a Washington-based independent think-tank, released its report on the state of American Homeland Security preparedness and funding. The CFR report, entitled "Emergency
Responders: Drastically Under-funded, Dangerously Unprepared," concluded that even if current funding levels for homeland security are maintained over the next five years, America's emergency responders will still require an additional $98.4 billion to meet critical needs. According to the report, federal Homeland Security funding for first responders would ultimately need to increase from $5.4 billion to $25.1 billion per annum.

About Aegis Assessments, Inc.
Aegis Assessments, Inc. (OTCBB: AGSI) provides leading edge wireless and security technologies for the U.S. Government, law enforcement, and private corporations for Homeland Security and emergency response applications. We are developing our technologies to be the standard in secure interoperable communication systems that improve emergency response capabilities. Our patent-pending wireless communication system, the Aegis SafetyNet(TM), operates on a secure wireless network system providing high-speed video, audio, and data communication in any type of emergency.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    FOR MORE INFORMATION, PLEASE CONTACT:

    o    Aegis Assessments, Inc,

    o    Richard Reincke COO, 877.718.7599 ext 402

    o    Email: richard@aegiscorporate.com

    o    Website: www.aegiscorporate.com